Exhibit 99.1

Investor Relations

eOn Communications

800-955-5321

investorrelations@eoncc.com

For Release 4:45 PM ET, March 13, 2009

eOn Communications Reports Second Quarter Results

SAN JOSE, CA (March 13, 2009) – eOn Communications Corporation™ (NASDAQ: EONC), a leading provider of telecommunications solutions, today reported second quarter fiscal 2009 results.

Net loss for the quarter was $376,000, or ($0.14) per common share, compared to a net loss of $999,000, or ($0.37) per common share in the quarter ended January 31, 2008. The net loss for the quarter ended January 31, 2008 included a loss from discontinued operations of $59,000 or ($0.02) per common share. Revenue for the quarter was $1,307,000 (with no related party revenue), a decrease of 12% compared to $1,480,000 (including related party revenue of $88,000) for the quarter ended January 31, 2008.

Net loss for the six months was $510,000 or ($0.19) per common share, compared to a net loss of $1,910,000 or ($0.70) per common share for the six months ended January 31, 2008. The net loss for the six months ended January 31, 2008 included a loss from discontinued operations of $577,000 or ($0.21) per common share. Revenue for the six months was $3,091,000 (with no related party revenue), a decrease of 20% compared to $3,876,000 (including related party revenue of $216,000) for the six months ended January 31, 2008.

Cash, cash equivalents and marketable securities decreased 6% to $2,383,000 from $2,545,000 as of July 31, 2008 primarily as a result of funding operating losses for the six month period.

On December 12, 2008, the Company executed a restructured Agreement and Plan of Merger to acquire Cortelco Systems Holding Corporation (“Cortelco”) for up to $11,000,000 in cash, contingent primarily on the future earnings of Cortelco. The independent members of the Board of Directors of both eOn and Cortelco have approved the proposed merger. A majority of the Cortelco stockholders (excluding the shares held by David Lee and Steve Bowling) have approved the merger pursuant to an action by written consent that became effective January 26, 2009. Completion of the merger is subject to the fulfillment of the remaining conditions to closing.

The Company anticipates, but cannot guarantee, that the transaction will close sometime in the Company’s third fiscal quarter of fiscal year 2009. The proposed merger may be terminated if the conditions to closing are not fulfilled, in the event of a breach of the agreement by either party, or upon mutual agreement of the parties.

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About eOn Communications™

eOn Communications Corporation™ is a global provider of innovative communications solutions. Backed by over 20 years of telecommunications engineering expertise, our solutions enable our customers to easily leverage advanced technologies in order to communicate more effectively. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-Q filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.

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eOn Communications Corporation

Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share data)

Unaudited

	Three Months Ended January 31,		Six Months Ended January 31,
	2009	2008	2009	2008
REVENUE
Third party revenue	$1,307	$1,392	$3,091	$3,660
Related party revenue	—	88	—	216

Net revenue	1,307	1,480	3,091	3,876

COST OF REVENUE
Third party cost of revenue	703	576	1,516	1,468
Related party cost of revenue	—	80	—	200

Cost of revenue	703	656	1,516	1,668

Gross profit	604	824	1,575	2,208

OPERATING EXPENSE
Selling, general and administrative	688	1,107	1,455	2,147
Research and development	277	680	582	1,437
Other expense	17	11	61	37

Total operating expense	982	1,798	2,098	3,621

Loss from continuing operations	(378)	(974)	(523)	(1,413)

Interest income	2	34	13	80

Loss from continuing operations before income taxes	(376)	(940)	(510)	(1,333)

Income tax expense	—	—	—	—

Loss from continuing operations after income taxes	(376)	(940)	(510)	(1,333)

DISCONTINUED OPERATIONS
Loss from discontinued operations	—	(59)	—	(577)

Loss from discontinued operations	—	(59)	—	(577)

NET LOSS	$(376)	$(999)	$(510)	$(1,910)

Weighted average shares outstanding
Basic and diluted	2,736	2,718	2,735	2,717

Basic and diluted loss per share:
From continuing operations	$(0.14)	$(0.35)	$(0.19)	$(0.49)
From discontinued operations, net of tax	—	(0.02)	—	(0.21)

Basic and diluted loss per share	$(0.14)	$(0.37)	$(0.19)	$(0.70)

eOn Communications Corporation

Condensed Consolidated Balance Sheets

(Dollars in thousands, except share and per share amounts)

	January 31, 2009	July 31, 2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,383	$1,545
Marketable securities	1,000	1,000
Trade accounts receivable, net of allowance of $307 and $680, respectively	703	932
Trade accounts receivable - related party	7	84
Inventories	2,143	2,501
Prepaid and other current assets	109	177

Total current assets	5,345	6,239

Property and equipment, net	126	176
Intangibles, net	209	251
Investments	1,086	900
Non-current assets	131	88

Total assets	$6,897	$7,654

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$100	$214
Trade accounts payable - related party	122	126
Notes payable	138	138
Accrued expenses and other	954	1,145

Total liabilities, all current	1,314	1,623

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, (10,000,000 shares authorized, no shares issued and outstanding)	—	—
Common stock, $0.005 par value (10,000,000 shares authorized, 2,870,888 and 2,869,608 shares issued, respectively)	14	14
Additional paid-in capital	55,994	55,931
Treasury stock, at cost (135,380 shares)	(1,502)	(1,502)
Accumulated deficit	(49,027)	(48,517)
Accumulated other comprehensive income	104	105

Total stockholders’ equity	5,583	6,031

Total liabilities and stockholders’ equity	$6,897	$7,654

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